Exhibit 5.1

May 20, 2016

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

I am Assistant General Counsel and Corporate Secretary of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to the Company pursuant to a limited license granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey (solely to the extent consistent with the limited license granted to me in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey).

I have reviewed the Restated Certificate of Incorporation of the Company and its Bylaws, as amended. I have also reviewed the corporate proceedings taken in connection with the sale of:

(1)	€1,000,000,000 0.250% Notes due 2022

(2)	€750,000,000 0.650% Notes due 2024

(3)	€750,000,000 1.150% Notes due 2028

(4)	€1,500,000,000 1.650% Notes due 2035

(collectively, the “Debt Securities”) to be issued pursuant to (i) Johnson & Johnson Underwriting Agreement Standard Provisions (Debt), dated February 26, 2014, which is incorporated by reference in the Underwriting Agreement dated May 11, 2016, between the Company and Deutsche Bank AG, London Branch, Merrill Lynch International, Citigroup Global Markets Limited, Goldman, Sachs & Co., J.P. Morgan Securities plc and the several Underwriters named therein (the “Underwriting Agreement”), and (ii) an Indenture, dated as of September 15, 1987 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), Chicago, Illinois, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of September 1, 1990 between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), which Indenture relates to the issuance and sale from time to time of debt securities, each series of which is to be offered on terms to be determined at the time of sale. I have examined the Registration Statement on Form S-3 (Commission File No. 333-194146) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 26, 2014 (the “Registration Statement”), which became effective on February 26, 2014, for the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act. I have also examined a Prospectus Supplement (the “Prospectus Supplement”) dated May 11, 2016 (to the

Prospectus (the “Prospectus”) dated February 26, 2014, which was included in the Registration Statement) relating to the Debt Securities in the form filed with the Commission pursuant to Rule 424(b)(5) under the Act. I have reviewed such other corporate records and documents of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and having regard for legal considerations as I deem relevant, I am of the following opinion:

1.	Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

2.	The Company has duly authorized the issuance of the Debt Securities, and the Company has full corporate power and authority to issue the Debt Securities and to perform its obligations under the Debt Securities, the Indenture and the Underwriting Agreement.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

I hereby consent to the use of my name under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas J. Spellman III
Thomas J. Spellman III
Assistant General Counsel and Corporate Secretary